Exhibit 10.1

FIRST AMENDMENT

THIS AGREEMENT is made by and between John P. Leighton (“Employee”) and Crown Financial Group, Inc., f/k/a M.H. Meyerson & Co., Inc., a New Jersey corporation having an address at 525 Washington Boulevard, Jersey City, New Jersey 07310 (the “Employer”).

Employee and the Employer have entered into an amended and restated employment contract dated as of September 2, 2003 (the “Contract”).

In return for the Employer’s agreement to waive its right to terminate the Employee during the thirty (30) day period following execution of this Amendment by the parties hereto and to assist the Employer in meeting its net capital requirements:

Employee hereby agrees, in response to the Employer’s demand, to surrender, forfeit and release all rights with respect to all earned but unpaid cash compensation from Employer previously due and payable as of September 30, 2003.

Further, Employee hereby agrees that the Employer’s failure to pay the aforementioned compensation shall not constitute “good reason” under Section 5.e. of the Contract.

Except as expressly amended herein, the terms and conditions of the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereto duly authorized effective October 17, 2003.

EMPLOYER		EMPLOYEE

By:	/s/ Jeffrey M. Hoobler	By:	/s/ John P. Leighton
Name:	Jeffrey M. Hoobler	Name:	John P. Leighton
Title:	EVP & COO